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                                                                    EXHIBIT 99

                                  PRESS RELEASE
                              FOR IMMEDIATE RELEASE
                                January 19, 2005

As noted in the Form 8-K filed with the Securities and Exchange Commission on January 3, 2005, Croghan Bancshares, Inc. ("Croghan"), the holding company for The Croghan Colonial Bank, Fremont, Ohio (the "Bank"), completed its acquisition of The Custar State Bank ("Custar') as of the opening of business on January 1, 2005 in an all cash transaction. At December 31, 2004, Custar had $49,894,000 in total assets, $31,276,000 in loans, $40,801,000 in deposits, and $9,023,000 in shareholders' equity. The sole Custar banking center located in Custar, Wood County, Ohio, is being operated as a branch office of the Bank. Under the terms of the agreement, Croghan paid $74.10 in cash in exchange for each outstanding common share of Custar. As of the closing date, Custar had 187,498 shares issued and outstanding, resulting in a total purchase price for the transaction, excluding acquisition costs, of $13,894,000.

Croghan reported that its consolidated net income for the three-months ended December 31, 2004 totaled $1,413,000 or $.75 per share. This compares to $1,365,000 or $.73 per share earned during the same period in 2003. For the year ended December 31, 2004, consolidated net income totaled $5,118,000. This is a decrease of $310,000 or 5.7% from the $5,428,000 earned during 2003. On a per share basis, Croghan earned $2.70 for 2004 compared to $2.86 earned in 2003.

The 2004 operating results were favorably impacted by an increase in net interest income, which totaled $16,025,000 for the year ended December 31, 2004 as compared to $15,628,000 for the same period in 2003. The 2004 operating results were negatively impacted by an increase in the provision for loan losses, a decrease in non-interest income, and an increase in non-interest expenses. The provision for loan losses totaled $716,000 in 2004 as compared to $430,000 in 2003. Non-interest income decreased to $2,916,000 in 2004 from $2,991,000 in 2003 and non-interest expenses increased to $10,964,000 in 2004 from $10,354,000 in 2003. The primary reason for the increase in non-interest expenses in 2004 resulted from an additional provision for supplemental retirement benefits. This provision occurred in June 2004 when the Bank's estimated liability for accumulated supplemental retirement benefits was increased $412,000 ($272,000 after income taxes). This additional provision, which represents a charge beyond the Croghan's normal supplemental retirement benefit provision, resulted in a decrease in 2004 net income of $.14 per share.

Croghan's total assets increased to $417,234,000 at December 31, 2004 compared to $402,773,000 at December 31, 2003. Total loans increased by $16,197,000, or 5.3%, to $322,489,000 at December 31, 2004 compared to $306,292,000 at December
31, 2003. All loan categories except consumer loans increased in 2004, with the increase concentrated in residential real estate loans and construction real estate loans. Loan volumes improved throughout much of 2004 as a result of the apparent


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strengthening in the local economic climate. Total deposits at December 31,
2004 increased by $13,686,000 to $326,093,000 from $312,407,000 at 2003 year-end.

On December 14, 2004, the Board of Directors declared a dividend of $.28 per share, payable on January 31, 2005 to shareholders of record as of January 14, 2005. Dividends declared in 2004 totaled $1.12 per share and were 2.8% higher than the 2003 total dividends declared of $1.09 per share.

On January 18, 2005, the Board of Directors approved a stock repurchase program effective on February 1, 2005. Up to 5% of Croghan's outstanding common shares may periodically be purchased in the over-the-counter market during the ensuing six-month period depending upon the availability of shares, prevailing market prices, and other possible considerations which might affect the advisability of purchasing shares. Repurchases will be funded by current working capital and dividends periodically paid by the Bank to Croghan. Since the February, 2002 inception of the stock buy-back program, Croghan has repurchased 24,100 common shares in the open market.

On the basis of transaction prices of which Croghan has been made aware, the price for its common shares ranged from $35.25 to $36.75 during the three-month period ended December 31, 2004. Also, based upon transaction prices of which Croghan has been made aware, the closing price for its shares on December 31, 2004 was $36.75, as compared to a closing price of $33.00 on December 31, 2003.

The common shares of Croghan are registered with the Securities and Exchange Commission and are traded in the over the counter market under the symbol "CHBH." As of December 31, 2004, Croghan had 1,893,773 common shares outstanding.